PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	JANUARY 24, 2011
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

AMGEN TO ACQUIRE BIOVEX

Harris & Harris Group, Inc. (NASDAQ: TINY) notes that Amgen (NASDAQ: AMGN) and BioVex Group, Inc., today announced that the companies have entered into a definitive acquisition agreement under which Amgen has agreed to acquire BioVex Group, a privately held, venture-funded,  biotechnology company headquartered in Woburn, Mass.  BioVex Group is developing OncoVEXGM-CSF, a novel oncolytic vaccine in Phase 3 clinical development, that may represent a new approach to treating melanoma and head and neck cancer.

Under terms of the agreement, Amgen will pay up to $1 billion: $425 million in cash at closing and up to $575 million in additional payments upon the achievement of certain regulatory and sales milestones. The transaction has been approved by the boards of directors of each company.  It is subject to customary closing conditions, including regulatory approvals, and is expected to close in the first quarter of 2011.

Following the completion of the transaction, BioVex Group will become a wholly owned subsidiary of Amgen.

Harris & Harris Group is an investor in privately held BioVex Group.  Harris & Harris Group made its initial investment in BioVex Group in September 2007.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.